FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286968-02

Subject: **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2025-5C36

NEW ISSUE CMBS: BBCMS 2025-5C36

$516.080MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; CITIGROUP; DEUTSCHE BANK SECURITIES;
SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES; DREXEL HAMILTON

RATING AGENCIES:	MOODY’S; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (M/F/K)	AVAILABLE SIZE ($MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	2.086	30.000%	2.42	42.8%	14.9%
A-2**	Aaa/AAA/AAA	150.000**	30.000%	4.79**	42.8%	14.9%
A-3**	Aaa/AAA/AAA	277.341**	30.000%	4.92**	42.8%	14.9%
A-S	Aa3/AAA/AAA	55.213	21.000%	4.94	48.3%	13.2%
B	NR/AA-/AA	31.440	15.875%	4.94	51.4%	12.4%

** A-2 AND A-3 AVAILABLE SIZE ($MM) AND WAL ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZE ($MM) BELOW:

A-2:     0.000 – 150.000
A-3: 277.341 – 427.341

*TRANSACTION SUMMARY*

- POOL BALANCE:	$613,468,550
- NUMBER OF LOANS:	31
- NUMBER OF PROPS:	163
- WA CUT-OFF LTV:	61.1%
- WA MATURITY LTV:	60.9%
- WA U/W NCF DSCR:	1.49x
- WA U/W NOI DY:	10.4%
- WA MORTGAGE RATE:	6.53751%
- TOP 10 LOANS %:	67.5%
- WA REM TERM:	58 MONTHS
- TOP 5 PROP TYPES:	MULTIFAMILY (45.0%); INDUSTRIAL (10.8%); MIXED USE (10.2%); HOSPITALITY (10.1%); RETAIL (9.8%)

- TOP 5 STATES:	NY(17.0%); CA(11.9%); LA(11.5%); GA (10.3%); NJ (8.7%)

*DEAL PARTIES*
- MASTER SERVICER:	TRIMONT LLC
- SPECIAL SERVICER:	K-STAR ASSET MANAGEMENT LLC
- OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
- DIRECTING HOLDER:	KKR CMBS IIII AGGREGATOR CATEGORY 2 L.P.
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	ATTACHED
- 3RD PARTY SYSTEMS:	AVAILABLE TODAY
- PRE-SALE REPORTS:	TODAY/TOMORROW
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- EXPECTED PRICING:	JULY 18, 2025
- SETTLEMENT:	ON OR ABOUT THURSDAY, AUGUST 7, 2025

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.